AGREEMENT AND PLAN OF MERGER

                              AMONG

                  EDGE TECHNOLOGY GROUP, INC.,

                      VT ACQUISITION CORP.,

                      VIRTUALLY THERE, INC.

                               AND

                  VIRTUALLY THERE SHAREHOLDERS

                       as of May 30, 2002








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                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of May 30, 2002, among Edge Technology Group, Inc., a Delaware corporation ("Edge"), VT Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Edge ("Acquisition Corp"), Virtually There, Inc., a Texas corporation ("VTI"), R. Jeffrey Ireland ("Ireland"), Alex D. Seleny ("Seleny"), Stephen Dooley ("Dooley") and Kathy Gutierrez ("Gutierrez") (collectively Ireland, Seleny, Dooley and Gutierrez are referred to as the "VTI Shareholders").

                            RECITALS

     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Acquisition Corp will merge with and into VTI (the "Merger"). VTI will be the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Edge. The merger will occur pursuant to a Plan of Merger substantially in the form of Exhibit A (the "Plan of Merger") and the applicable provisions of the laws of the State of Texas. Upon the Merger, all outstanding Common Stock of VTI will be converted into Common Stock of Edge and all outstanding Common Stock of Acquisition Corp will be converted into Common Stock of VTI, in each case in the manner and on the basis determined herein and as provided in the Plan of Merger.

     B. Concurrently with the execution and delivery of this Agreement, the VTI Shareholders are executing and delivering to VTI's Secretary their unanimous written consents, as all of VTI's shareholders, to the Merger, this Agreement, the Plan of Merger and the transactions provided for herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of Edge, VTI, the VTI Shareholders and Acquisition Corp contained herein, the parties agree as follows:

                            ARTICLE I
                         PLAN OF MERGER

     1.01 THE MERGER. The Plan of Merger will be filed with the Office of the Secretary of State of the State of Texas as soon as practicable after the "Closing" (as defined in Section 4.01, below). The Merger shall be effective upon the filing of the Plan of Merger with the State of Texas (the "Effective Time"). Subject to the terms and conditions of this Agreement and the Plan of Merger, Acquisition Corp will be merged with and into VTI pursuant to the Plan of Merger and in accordance with applicable provisions of the laws of the State of Texas as follows:

          (a) Merger Consideration. In exchange for all of the issued and outstanding common stock of VTI (the "VTI Common
     Stock"), Edge shall deliver the following (the "Merger
     Consideration"):


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          (i)  the payment of up to $185,000 of indebtedness VTI
               owes as set forth in Schedule 1.01(a)(i) attached hereto (the "Debt Repayment Consideration"); and

          (ii) the payment of $120,000, in the aggregate, in cash (the "Cash Consideration") and one million, one hundred and fifty three thousand and eight hundred and forty six (1,153,846) shares of unregistered, restricted, privately placed shares of common stock of Edge (the "Stock Consideration") to the VTI Shareholders in the proportions set forth on
               Schedule 1.01(a)(ii) attached hereto.

          (b) Conversion of Shares. The shares of VTI Common Stock, no par value per share (the "VTI Common Stock"), that are issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive the Merger Consideration, subject to all terms and conditions of this Agreement, including, without limitation, the provisions for withholding a portion of the Merger Consideration as provided in Section 1.03, below.

          (c)  VTI Treasury Stock.  All shares of VTI Common
     Stock that are held by VTI as treasury stock, if any, shall be canceled and retired and no Merger Consideration shall be delivered or paid in exchange therefor.

          (d) VTI Options. All rights to acquire capital stock of VTI (whether in the form of options, warrants, or rights to convert securities) shall be exercised or terminated, such that upon the payment of the Merger Consideration Edge will hold 100% of the capital stock of VTI and no rights or options to purchase or receive any shares of VTI's capital stock shall be outstanding.

     1.02 INTENTIONALLY DELETED

     1.03 WITHHELD MERGER CONSIDERATION. At the Closing, Edge shall retain the entire amount of the Cash Consideration which shall be retained by Edge and to be payable in accordance with the provisions of this Section 1.03 (the "Withheld Merger Consideration").

          (a)  Edge may deduct from the Withheld Merger
     Consideration any of the following amounts upon delivery of a notice to VTI and the accompanying documentation to evidence such deduction (each an "Adjustment Amount")

                    (i)  Any VTI Pre-Closing Date Tax
                    Obligations, as defined in Section 2.08(b), that remain unpaid as of the Closing Date;
                    and

                    (ii) Any amounts of Collectible A/R
                    Deficiency, as defined in Section 2.27;



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                    (iii)Any amount by which the Working Capital
                    deficit (as defined herein) is greater than $103,374 on the Closing Date;

                    (iv) The amount of any Excess Professional
                    Service Fees not paid in full by the VTI
                    Shareholders on or before the Closing Date in accordance with Section 6.08 hereof.

                    (v)  The amount, if any, the total of the
                    following items existing on VTI's balance sheet as of the Closing Date exceeds
                    $185,000:

                              (1)  Indebtedness for borrowed
                         money, including for calculation of this amount, amounts to be included as part of the Debt Repayment Consideration; and

                              (2)  The amount of any accounts
                         payable which are in excess of thirty
                         (30) days past due.

          (b) In addition to any Adjustment Amounts set forth above, Edge shall also have the right to deduct amounts from the Withheld Merger Consideration for any Edge Damages, pursuant to the indemnification procedures set forth in
     Section 5.02, which are a result of third-party claims against VTI and/or Edge.

          (c) Edge shall release any remaining amounts of Withheld Merger Consideration to the VTI Shareholders upon the later to occur of either:

               (i)  twelve months and one day from the Effective
                    Date or

               (ii) the date there are no current, pending or
                    threatened Claims for indemnification under
                    Section 5.02,

          (d)  The deductions against the Withheld Merger
     Consideration set forth in this Section 1.03 shall not be deemed to be Edge's exclusive remedy for any breach by VTI or any VTI Shareholder of any term, condition, provision, or obligation hereunder.

          (g) As used herein, "Working Capital" shall equal VTI's current assets less its current liabilities as of any date specified, calculated in accordance with GAAP. For purposes of this Agreement, the current portion of capital lease obligations shall not be included in calculating "Working Capital," "indebtedness" or as part of the "Debt Repayment Consideration."

     1.04 EFFECTS OF THE MERGER.  At the Effective Time:

          (a) The separate existence of Acquisition Corp will cease and Acquisition Corp will be merged with and into VTI and VTI will be the surviving corporation pursuant to the terms of the Plan of Merger;

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          (b)  The Articles of Incorporation and Bylaws of
     Acquisition Corp will become the Articles of Incorporation and Bylaws of the Surviving Corporation;

          (c) Each share of Acquisition Corp Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of the Surviving Corporation;

          (d) The composition of the Board of Directors of VTI shall be as set forth in Annex 1 to Exhibit A;

          (e) The officers of VTI shall be the persons set forth in Annex 1 to Exhibit A; and

          (f) The Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

     1.05 FURTHER ASSURANCES. VTI agrees that if, at any time after the Effective Time, Edge considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of VTI, Edge and any of its officers are hereby authorized by VTI to execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of VTI or otherwise.

                           ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF THE TARGET SHAREHOLDERS

     Each of the VTI Shareholders hereby jointly and severally represents and warrants that:

     2.01 ORGANIZATION AND GOOD STANDING. VTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. VTI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed in Schedule 2.01, which is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on VTI, its assets, properties or financial condition.

     2.02 POWER, AUTHORIZATION AND VALIDITY.

          (a) VTI has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which VTI is or will be a party as contemplated by this Agreement (the "VTI Ancillary Agreements"). The execution, delivery and performance of this Agreement and the VTI Ancillary

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     Agreements have been duly and validly approved by the VTI
     Board of Directors and the VTI Shareholders, as required by applicable law.

          (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable VTI to enter into, and to perform its obligations under, this Agreement and the VTI
     Ancillary Agreements, except for:

               (i) The filing of the Plan of Merger with the Secretary of State of the State of Texas (which filing has been authorized by all necessary corporate approvals), and

               (ii) The Required Consents, as defined in Section
                    2.05 below (which Required Consents have been obtained).

          (c) This Agreement and the VTI Ancillary Agreements are, or when executed and delivered by VTI will be, valid and binding obligations of VTI, enforceable against VTI in accordance with their respective terms, except as to the effect, if any, of:

               (i) Applicable bankruptcy and other similar laws affecting the rights of creditors generally;

               (ii) Rules of law governing specific performance,
                    injunctive relief and other equitable
                    remedies; and

               (iii)Any rights to indemnification being limited
                    under applicable securities laws;

     provided, however, that the VTI Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

     2.03 CAPITALIZATION.

          (a) Authorized/Outstanding Capital Stock. The authorized capital stock of VTI consists of 1,000,000 shares of VTI Common Stock, no par value per share, of which 93,000 shares are issued and outstanding as of the Closing Date, and all of which issued and outstanding shares are held of record and owned by the VTI Shareholders. VTI has no authorized or issued shares of Preferred Stock. All issued and outstanding shares of VTI Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by VTI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

          (b) Options/Rights. There are no stock appreciation rights, options, warrants, conversion privileges or other rights or agreements outstanding to purchase or otherwise acquire any of VTI's authorized but unissued capital stock, there are no options, warrants,

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     conversion privileges or other rights or agreements to which
     VTI or any VTI Shareholder is a party involving the purchase or other acquisition of any share of VTI capital stock, and there is no liability for dividends accrued but unpaid; and there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and State of Texas securities laws) applicable to any of VTI's outstanding securities. By executing this Agreement, each of the VTI Shareholders specifically waives and terminates any and all previously existing or currently existing pre-emptive rights granted to the by VTI's Articles of Incorporation.

     2.04 SUBSIDIARIES.  Except as disclosed on Schedule 2.04,
VTI does not have any subsidiaries or any equity interests, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.05 NO VIOLATION OF EXISTING AGREEMENTS.

          (a) Neither the execution and delivery of this Agreement or any VTI Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of:

               (i)  Any provision of the Articles of
                    Incorporation or Bylaws of VTI, as currently in effect;

               (ii) Any material instrument or contract to which
                    VTI is a party or by which VTI is bound; or

               (iii)Any federal, state, local or foreign
                    judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on VTI or its assets or properties.

          (b) The consummation of the Merger by VTI will not require the consent of any third party and will not have a material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements, other than as set forth in Schedule 2.05 (the "Required Consents"), and VTI has received all such Required Consents, copies of which have been delivered to Edge prior to the Closing Date.

     2.06 LITIGATION; LEGAL IMPEDIMENTS.  Except as set forth in
Schedule 2.06:

          (a) There is no action, proceeding or investigation pending or, to the knowledge of VTI or the VTI Shareholders, threatened against VTI before any court or administrative agency.

          (b) No person, firm, corporation or entity has a claim against VTI (or a successor in interest to VTI) based upon:



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               (i)  Ownership or rights to ownership of any
                    shares of VTI Common Stock;

               (ii) Any rights as a VTI securities holder,
                    including, without limitation, any option or other right to acquire any VTI securities, any preemptive rights or any rights to notice or to vote, or

               (iii)Any rights under any agreement between VTI
                    and any VTI securities holder or former VTI securities holder in such holder's capacity as such; and

          (c) There is no order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

          (d) There is no litigation or proceeding pending or threatened that would have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

     2.07 VTI INTERIM FINANCIAL STATEMENTS. VTI has delivered to Edge the financial statements as set forth in Schedule 2.07 (the "VTI Interim Financial Statements"). The VTI Interim Financial Statements have been prepared on an accrual basis and, in all material respects, are in accordance with GAAP, and fairly and accurately represent the financial condition of VTI and the results of operations for the period beginning after the audited balance sheet of VTI (the "Balance Sheet Date") and ending May 22, 2002. Except as set forth in Schedule 2.07, VTI has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or disclosed in VTI Interim Financial Statements. The VTI Interim Financial Statements reflect all material transactions of the business of VTI during the periods covered thereby consistent with the basis of accounting historically used by VTI, and all documentation that is necessary to support such transactions has been made, and after the Closing will be, available to Edge.

     2.08 TAX MATTERS.  Except as disclosed in Schedule 2.08:

          (a)  Returns and Reports.

               (i) All Tax Returns required to be filed with any Taxing Authority in any jurisdiction by or for VTI on or before the Closing Date have been duly and timely filed, or extensions of time within which to file such Tax Returns have been obtained; and

               (ii) All such Tax Returns are true, correct and
                    complete in all material respects.

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          (b)  Payment.

               (i) VTI has timely paid or has made adequate provision for the payment of all Taxes for which VTI is or may become liable for payment, insofar as such Taxes are, were or will be due and payable on or prior to the Closing Date;

               (ii) All Tax deficiencies assessed against VTI as
                    a result of any examination of Tax Returns of VTI have been paid or are being contested in good faith (collectively, all payment obligations under Section 2.08(b)(i) and (ii) shall be referred to as the "VTI Pre-Closing Date Tax Obligations"); and

               (iii)VTI is not the subject of, nor has it been
                    notified that it is the subject of, any
                    investigation, assessment, adjustment, audit or other proceeding proposing any deficiency in respect of any Tax, and to the knowledge of VTI and the VTI Shareholders, no investigation, assessment, adjustment, or audit has been threatened.

          (c) Taxes. VTI has made adequate provisions on the VTI Interim Financial Statements for all Taxes payable by VTI for any period for which no Tax Return has yet been filed or for which Tax Returns have been filed but payment of the Tax shown to be due thereon is not yet due. Furthermore, adequate reserves have been maintained to pay such Taxes as they are due.

          (d) Extensions. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitation with respect to payment by, or assessment against, VTI of any Tax and no request for any such arrangements, waivers, or other agreements have been made; furthermore, no unrevoked power of attorney with respect to any Tax has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

          (e) Proceedings. No suit, actions, claims, or proceedings have been asserted as of the date hereof against VTI in respect of any Tax.

          (f)  Section 341(f) Election.  No election under
     Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been or will be filed by or on behalf of VTI.

          (g) Tax Liens. There are no Tax liens as of the date hereof upon any of the assets or properties of VTI except for statutory liens for Taxes not yet due or delinquent.

          (h) Withholding. The amounts of Taxes withheld by or on behalf of VTI with respect to all amounts paid to employees of VTI or creditors or other parties for all periods ending on or before the Closing Date have been proper and accurate in all material respects, and all deposits required with respect to amounts paid to such employees, creditors or other parties have been made in compliance in all material respects with the provisions of all applicable Tax laws.

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          (i)  Tax Sharing Agreements. VTI is not party to, nor
     has any obligations under, any tax sharing or similar agreement or arrangement other than agreements among VTI and its subsidiaries, all of which have been disclosed to Edge prior to the Closing Date.

          (j)  Records. VTI has made available for inspection by
     Edge:

               (i)  Complete and correct copies of all Tax
                    Returns of VTI that have been required to be filed for taxable periods ending with or within the last five calendar years and for such longer period as Edge has requested in writing not to exceed the period of the relevant statute of limitations;

               (ii) Complete and correct copies of all ruling
                    requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by, or on behalf of, VTI and relating to taxable periods ending with or within the last five calendar years and for such longer period as Edge has requested in writing, not to exceed the period of the relevant statute of limitations; and

               (iii)Copies of all record retention agreements
                    currently in effect between VTI and any
                    Taxing Authority.

          (k)  Accounting Methods.

               (i) VTI has not agreed to make any adjustment by reason of a change in its accounting method that would affect the taxable income or deductions of VTI for any period following the Closing Date;

               (ii) VTI will not be required to include in a
                    taxable period on or after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date; and

               (iii)VTI is not required to include income in any
                    amount under Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

               (iv) VTI is and was entitled under the Code to
                    report its taxable income on the cash method of reporting for all taxable years for which the statute of limitations has not expired.

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          (l)  Transfer Pricing Agreements.  There are no
     transfer pricing agreements made by VTI with any Taxing
     Authority.

          (m) Excess Parachute Payments. VTI is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
     Section 280G of the Code.

          (n) Controlled Foreign Corporation. VTI does not own any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1297 of the Code) or other entity the income of which is required to be included in the income of VTI whether or not distributed.

          (o) For the purposes of this Agreement the following terms shall have the meanings set forth below:

     "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, social security, Medicare, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

     "Tax Return" or "Tax Returns" shall mean all returns, declarations of estimated tax payments, reports, forms, estimates, information returns, statements and other documentation, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

     "Taxing Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing Authority or any other authority exercising Tax regulatory authority.

     2.09 TITLE TO PROPERTIES. VTI has good and valid title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the VTI Interim Financial Statements, free and clear of all liens, charges or encumbrances (other than for Taxes not yet due and payable and Permitted Liens (as defined below)), other than such material assets set forth on Schedule
2.09 as were sold by VTI in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. "Permitted Liens" means any lien, mortgage, encumbrance or restriction that is reflected in the VTI Interim Financial Statements and is not in excess of $10,000 and which does not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise

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materially impair the business operations being conducted
thereon. Except as show on Schedule 2.09, there are no UCC financing statements of record naming VTI as debtor. The machinery and equipment included in such assets are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which VTI is a party are fully effective and afford VTI peaceful and undisturbed possession of the subject matter of the lease. VTI is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased or occupied properties, and VTI has not received any notice of such violation with which it has not complied or had waived.

     2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet
Date, except as set forth in Schedule 2.10, there has not been with respect to VTI:

          (a) Any change in the financial condition, properties, assets, liabilities business, results of operations or prospects of VTI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on VTI;

          (b) Any contingent liability incurred by VTI as guarantor or surety with respect to the obligations of others;

          (c) Any material mortgage, encumbrance or lien placed on any of the properties of VTI;

          (d) Any material obligation or liability incurred by VTI other than in the ordinary course of business;

          (e) Any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of VTI other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of VTI;

          (g) Any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of VTI, any split, stock dividend, combination or recapitalization of the capital stock of VTI or any direct or indirect redemption, purchase or other acquisition by VTI of the capital stock of VTI;

          (h) Any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of VTI's officers, employees or agents earning compensation at an anticipated annual rate in excess of $1,000. or any bonus payment or arrangement made to or with any of such officers, employees or agents; or any change in the compensation payable or to become payable to any of VTI's other officers, employees or agents other than normal annual compensation increases in accordance with past practices or any bonus payment or arrangement made to

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     or with any of such other officers, employees or agents
     other than normal bonuses or other arrangements made in accordance with past practices;

          (i)  Any material change with respect to the
     management, supervisory, development or other key personnel of VTI (the management, supervisory, development and other key personnel of VTI being listed on Schedule 2.10(i));

          (j) Any payment or discharge of a material lien or liability thereof, which lien or liability was not either

               (i)  Shown on the balance sheet as of the Balance
                    Sheet Date included in the VTI Interim
                    Financial Statements or

               (ii) Incurred in the ordinary course of business
                    after the Balance Sheet Date; or

          (k) Any obligation, or material liability incurred by VTI to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliate except normal compensation and expense allowances payable to officers.

     2.11 AGREEMENTS AND COMMITMENTS.  Except as set forth in
Schedule 2.11, or as listed in Schedule 2.12(b) or Schedule 2.15(a), Schedule 2.15(b), Schedule 2.15(c), Schedule 2.15 (e),
Schedule 2.15(f), or Schedule 2.15 (g) as required by
Section 2.12, Section 2.15 (c) or Section 2.15 (f), respectively, VTI is not a party or subject to any oral or written agreement, obligation or commitment that is material to VTI, its financial condition, business or prospects or which is described below:

          (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to VTI in an aggregate amount of

               (i) $10,000 or more in the ordinary course of business; or

               (ii) $10,000 or more not in the ordinary course of
                    business;

          (b) Any license agreement as licensor (except for any nonexclusive software license granted by VTI to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Edge);

          (c) Any agreement by VTI to encumber, transfer or sell rights in or with respect to any VTI Intellectual Property
     (as defined in Section 2.12);

          (d) Any agreement for the sale or lease of real or personal property involving more than $10,000 per year;

          (e) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of VTI's products;

          (f)  Any franchise agreement or financing statement;

          (g)  Any stock redemption or purchase agreement;

          (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

          (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of VTI incurred or made in the ordinary course of business, and except as disclosed in the VTI Interim Financial Statements; or

          (j) Any contract containing covenants purporting to limit the freedom of VTI to compete in any line of business in any geographic area.

          All agreements, obligations and commitments listed in
     Schedule 2.11, Schedule 2.12, Schedule 2.15 (c), or
     Schedule 2.15 (f) as required by Section 2.11, Section 2.12,
     Section 2.15 (c) or Section 2.15 (f), as the case may be, are valid and in full force and effect in all material respects, and except as expressly noted in writing, a true and complete copy of each has been delivered or been made available to Edge or its counsel. Except as noted on
     Schedule 2.11 neither VTI nor, to the knowledge of VTI or the VTI Shareholders, any other party is in breach of or default under any material terms of any such agreement, obligation or commitment. VTI is not a party to any contract or arrangement that it reasonably expects will have a material adverse effect on its business or prospects.

     2.12 INTELLECTUAL PROPERTY.

          (a) VTI owns all right, title and interest in, or has the right to use, all domestic and foreign patent applications, patents, patent licenses, trademark applications, trademarks, service marks, trade names, copyrights applications, copyrights, trade secrets, know-how, technology, material software licenses and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights ("VTI Intellectual Property").

          (b) VTI has taken reasonable measures to protect all VTI Intellectual Property, and, except as set forth on
     Schedule 2.12(b), neither VTI nor any VTI Shareholder has any knowledge of any infringement of any VTI Intellectual Property by any third party. As to the third party products listed on Schedule 2.12(b) (the "VTI Third Party Products"), VTI has obtained appropriate licensing rights to the same and the use by VTI of VTI Third Party Products does not infringe the rights of VTI's licensors.

          (c) Set forth on Schedule 2.12(c) delivered to Edge herewith is a true and complete list of all copyright and trademark registrations (and any applications therefor) and all patents (and any applications therefor) for VTI Intellectual Property owned by VTI. Neither VTI nor any VTI Shareholder has any knowledge of any material loss, cancellation, termination of expiration of any such registration or patent except as set forth on Schedule 2.12(c).

          (d) To the knowledge of VTI or the VTI Shareholders, the business of VTI as conducted as of the date hereof, including (without limitation) the business of development, production, marketing, licensing and sale of commercial products using VTI Intellectual Property and proprietary rights, does not infringe or violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and VTI has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person or entity.

          (e) With respect to VTI Third Party Products, VTI has obtained appropriate licensing rights to such VTI Third Party Products and the use by VTI of VTI Third Party Products does not infringe the rights of VTI's licensors. VTI has the right to manufacture all of its products and the right to use all of its registered user lists, and to the knowledge of VTI or the VTI Shareholders, is not using any confidential information or trade secrets of any former employer of any past or present employees.

     2.13 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.13, to the knowledge of VTI and the VTI Shareholders, VTI has complied and is and will be at the Closing Date in full compliance with all material laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees (collectively, "Laws"), applicable to VTI or to the assets, properties and business of VTI, including, without limitation:

          (a) All applicable federal and state securities laws and regulations,

          (b) All applicable federal state and local Laws, pertaining to:

               (i) The sale, licensing, leasing, ownership or management of VTI's owned, leased, occupied or licensed real or personal property, products or technical data;

               (ii) Employment or employment practices, terms and
                    conditions of employment or wages and hours, or

               (iii)Safety, health, fire prevention,
                    environmental protection (including toxic waste disposal and related matters described in Section 2.21), building standards, zoning or other similar matters;

               (iv) The Export Administration Act and regulations
                    promulgated thereunder or other laws,
                    regulations, rules, orders, writs,
                    injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data; or

               (v)  The Immigration Reform and Control Act;
                    provided, however, that this Section 2.13 shall not apply to any Law to the extent VTI and the VTI Shareholders have provided a representation and warranty elsewhere in this Agreement as to full past and present compliance by VTI with such Law; and

          (c) VTI has received all material permits and approvals from and has made all material filings with third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

     2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. No person who is an officer or director of VTI, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with VTI or Edge (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded). Except as set forth in Schedule 2.14, no person who is an officer or director of VTI, or any member of any officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with VTI, except for compensation for services as an officer, director or employee of VTI and except for the normal rights of a shareholder. Except at set forth in Schedule 2.14, none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of VTI, except for the normal rights of a shareholder.

     2.15 EMPLOYEES.

          (a) Except as set forth in Schedule 2.15 (a), VTI has no employment contract or material consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by VTI.

          (b)  Except as set forth in Schedule 2.15 (b), VTI:

               (i) Has never been and is not now subject to a union organizing effort;

               (ii) Is not subject to any collective bargaining
                    agreement with respect to any of its
                    employees;

               (iii)Is not subject to any other contract, written
                    or oral, with any trade or labor union,
                    employees' association or similar
                    organization; and

               (iv) To the knowledge of either VTI or the VTI
                    Shareholders, has no material current labor dispute, and neither VTI nor any VTI Shareholder has any knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations.

          (c) Schedule 2.15 (c) delivered by VTI to Edge herewith contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefits plan maintained, contributed to, or required to be contributed to, by VTI or any ERISA Affiliate (as defined herein) for the benefit of any VTI employee, former employee or retired employee (the "Employee Plans"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). "ERISA Affiliate" as used in this Section 2.15 shall mean any other person or entity under common control with VTI within the meaning of
     Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder. VTI does not now, nor has it ever, maintained, participated in, or contributed to, any Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, Section 412 of the Code, or any multiemployer plan as defined in Section 3(37) of ERISA.
     VTI has delivered true and complete copies of all the Employee Plans, together with the most recent summary plan descriptions, if any, required under ERISA, and the three most recent annual reports (Forms 5500 and all schedules thereto), if any, required under ERISA, to Edge. Each of the Employee Plans, and its operation and administration, is in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in Schedule 2.15 (c), any such Employee Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Reform Act of 1986.
     In addition, to VTI's knowledge, no "prohibited transaction," within the meaning of Section 406 of ERISA or
     Section 4975 of the Code, has occurred with respect to any Employee Plan. The group health plans as defined in
     Section 4980B(g) of the Code that benefit employees of VTI are in material compliance with the continuation coverage requirements of Section 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. No Employee Plan provides life insurance, medical or other medical benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by statute. Except as set forth in Schedule 2.15 (c) (which does not identify any individual by name, Social Security number or in any other manner), no employee of VTI and no person subject to any VTI health plan has made medical claims during the twelve months preceding the date hereof for $25,000 or in the aggregate, or, to the knowledge of VTI or the VTI Shareholders, has any catastrophic illness.

          (d) To the knowledge of VTI or the VTI Shareholders, no employee of VTI is in material violation of any term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by VTI or to use trade secrets or proprietary information of others. To the knowledge of VTI or the VTI Shareholders, the employment of any employee of VTI does not of itself subject VTI to any liability to any third party.

          (e) Except as set forth in Schedule 2.15 (e), VTI is not a party to any:

               (i) Agreement with any executive officer or other key employee of VTI

                  (A) The benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving VTI in the nature of any of the transactions contemplated by this Agreement and the Plan of Merger, or any other business combination transaction;

                  (B)  Providing any term of employment or
                       compensation guarantee; or

                  (C)  Providing severance benefits or other
                       benefits after the termination of
                       employment of such employee regardless of the reason for such termination of employment; or

               (ii) Agreement or plan, including, without
                    limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Plan of Merger.

          (f) A list of all employees, officers and development consultants of VTI and their current compensation and benefits or related agreements with employer as of the date of this Agreement is set forth on Schedule 2.15 (f)-1, and VTI and each of the VTI Shareholders represent and warrant that each of the employees who is listed on Schedule 2.15(f)- 2 will continue their employment arrangements for at least six months and one day after the Effective Date, unless any such employee's employment is terminated by the Surviving Corporation with the prior written consent of Edge, such consent not to be unreasonably withheld.

          (g) Except as set forth in Schedule 2.15 (g), all contributions due from VTI with respect to any of the Employee Plans have been made or accrued on VTI's Financial
     Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

          (h) Except as set forth on Schedule 2.15(h), as of the Closing Date, there are no outstanding payment obligations due to any employee of VTI, nor any claims outstanding by any employee, for accrued and unpaid wages, salaries, bonuses, pensions, severance pay or other benefits.

     2.16 CORPORATE DOCUMENTS. VTI has made available to Edge for examination all documents and information listed in Article II or other exhibits called for by this Agreement that have been requested by Edge's legal counsel or accountants, including, without limitation, the following:

          (a)  Copies of VTI's Articles of Incorporation and
     Bylaws as currently in effect;

          (b) VTI's minute book containing all records of all proceedings, consents, actions and meetings of VTI's directors and shareholders;

          (c) VTI's stock ledger, journal and other records reflecting all stock issuances and transfers; and

          (d) All permits, orders and consents issued by any regulatory agency with respect to VTI, or any securities of VTI, and all applications for such permits, orders and consents.

     2.17 NO BROKERS. VTI is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Plan of Merger or in connection with any transaction provided for herein or therein.

     2.18 DISCLOSURE. The representations and warranties contained in this Agreement and the schedules thereto delivered to Edge by VTI or the VTI Shareholders or both under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     2.19 BOOKS AND RECORDS.  The books, records and accounts of
VTI:

          (a)  Are in all material respects true and complete;

          (b) Have been maintained in accordance with reasonable business practices on a basis consistent with prior years;

          (c) Are stated in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of VTI in all material respects; and

          (d) Accurately and fairly reflect in all material respects the basis for the VTI Interim Financial Statements.

     2.20 INSURANCE. VTI maintains fire and casualty, workers compensation, general liability, "key man" and other insurance policies as listed on Schedule 2.20. Neither VTI nor any VTI Shareholder has any knowledge that any such insurance policy will not be renewed in the normal course.

     2.21 ENVIRONMENTAL MATTERS.

          (a) During the period that VTI has leased or occupied the premises currently occupied by it and those premises occupied by it since the date of its incorporation, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) from or any presence thereof on any such premises that would have a material adverse effect upon the business or financial statements of VTI. There is no presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to VTI having taken possession of any of such premises that would have a material adverse effect upon the business or financial statements of VTI. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.21, "Hazardous Materials" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 5.01) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under any of the following:

               (i)  CERCLA;

               (ii) The Emergency Planning and Community Right-to-
                    Know Act, 42 U.S.C. Sections 11001 et seq.;

               (iii)The Hazardous Material Transportation Act, 49
                    U.S.C. Sections 1801, et seq.;

               (iv) The Toxic Substances Control Act, 15 U.S.C.
                    Secions 2601 et seq.;

               (v)  The Occupational Safety and Health Act of
                    1970, 29 U.S.C. Sections 651 et seq.;

               (vi) Regulations promulgated under any of the
                    above statutes; or

               (vii)Any applicable state or local statute,
                    ordinance, rule or regulation that has a scope or purpose similar to those identified above.

          (b) To the knowledge of VTI and the VTI Shareholders, none of the premises currently leased or occupied by VTI or any premises previously occupied by VTI is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

          (c) During the time that VTI has leased or occupied the premises currently occupied by it or any premises previously occupied by VTI, neither VTI nor, to the knowledge of VTI or the VTI Shareholders, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials that would have a material adverse effect upon the business or financial statements of VTI.

          (d) During the time that VTI has leased or occupied the premises currently occupied by it or any premises previously occupied by VTI, there has been no litigation, proceeding or administrative action brought or threatened in writing against VTI by, or any settlement reached by VTI with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

          (e) During the period that VTI has leased or occupied the premises currently occupied by it or any premises previously occupied by VTI, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

     2.22 GOVERNMENT CONTRACTS. Except as set forth on Schedule 2.22, VTI has no business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

     2.23 PRODUCT LIABILITY AND WARRANTY PROCEEDINGS. No product liability, warranty or similar actions, suits or proceedings have been asserted against VTI since the Balance Sheet Date other than as set forth in the VTI Interim Financial Statements.

     2.24 WARN COMPLIANCE. Since the Balance Sheet Date, VTI has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (WARN) or similar state laws. VTI has not (a) closed any facilities or discontinued any operating unit with 50 or more workers; (b) laid off or terminated 33% or more of the total workforce at any singe site of employment, or (c) laid off or terminated 500 or more workers at a singe site or employment during the ninety (90) day period preceding the Closing Date. It shall be the obligation of VTI and the VTI Shareholders to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement. Further, VTI is fully and solely responsible for any WARN Act liability or notice requirements relating to any events occurring prior to and through the Closing Date.

     2.25 ADA COMPLIANCE.  Except as set forth in Schedule 2.25,
VTI has complied and is in material compliance with the provisions of the Americans with Disabilities Act (the "ADA").

     2.26 YEAR 2000 COMPLIANCE. Except as set forth in Schedule 2.26, no customer contract, license agreement or other document by which VTI writes, creates or otherwise generates software code or other intellectual property contains language by which VTI is obligated to ensure that its product is Year 2000 Compliant.

     2.27 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 2.27, the accounts receivable set forth in the VTI Interim Financial Statements and those accounts receivable accruing through the Closing Date (the "Collectible A/R") represent valid and bona fide sales to third parties incurred in the ordinary course of business, subject to no defenses, set-offs or counterclaims other than those resulting from applicable insolvency laws. Each of the VTI Shareholders warrant the Surviving Corporation's collection within ninety (90) days of the Closing Date of the Collectible A/R; provided, however, that any portion of the Collectible A/R that is not collected within such 90 day period (the "Collectible A/R Deficiency") shall be assigned to the VTI Shareholders after the end of such 90 day period and after the Collectible A/R Deficiency has either been deducted from the Withheld Merger Consideration or been paid to Edge pursuant to the indemnification provisions of Section 6.02.

     2.28 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as disclosed on Schedule 2.28, no shareholder, officer, director or affiliate of VTI possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of VTI. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not in excess of one percent (1%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.28.

     2.29 BUSINESS RELATIONS. Schedule 2.29 contains an accurate list of all significant customers of VTI (i.e., those customers representing 5% or more of VTI's revenues for the 24 month period ended December 31, 2001. Except as set forth in Schedule 2.29, to the knowledge of VTI or the VTI Shareholders, no customer or supplier of VTI will cease to do business with VTI after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of VTI. Except as set forth in
Schedule 2.29, since December 31, 2000, VTI has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and no such shortage of supply of inventory items is pending or threatened. VTI is not required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers.

     2.30 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.30 sets forth each bank, savings institution and other financial institution with which VTI has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of VTI is identified on
Schedule 2.30. Except as disclosed on such Schedule, VTI has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

     2.31 Information Delivered. Such VTI Shareholder (a) has received from Edge copies of Edge's Reports (the "Reports") on Form 10-KSB for the fiscal year ended December 31, 2001 and Form 10-QSB for the fiscal quarter ended March 31, 2002, (the Reports collectively referred to herein as the "SEC Documents") and (b) has had the opportunity to ask questions of and receive answers from Edge concerning the terms and conditions of this Agreement and to obtain from Edge any additional information that Edge possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the SEC Documents.

     2.32 INVESTMENT PURPOSES. Such VTI Shareholder further represents, warrants, acknowledges and agrees that (a) he is acquiring the shares of Edge's Common Stock under this Agreement for his own account, as principal and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares in accordance with applicable securities laws, (b) he will not sell or otherwise transfer such shares unless, in the opinion of counsel who is reasonably satisfactory to Edge, the transfer can be made without violating the registration provisions of the 1933 Act and the rules and regulations thereunder, unless such sale or transfer is under an effective registration statement, and (c) the certificate representing such shares will also bear the following legend (the "Restrictive Legend"):

               THE SHARES REPRESENTED BY THIS CERTIFICATE
          WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER
          THE SECURITIES ACT OF 1933, AS AMENDED (THE
          "SECURITIES ACT"), OR ANY APPLICABLE STATE
          SECURITIES LAWS.  THE SHARES REPRESENTED HEREBY
          HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE
          SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER
          IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT
          UNDER THE SECURITIES ACT AND APPLICABLE STATE
          SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO
          THE ISSUER, IS EXEMPT FROM THE REGISTRATION
          REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

     2.33 STOCK OWNERSHIP. Such VTI Shareholder has the full legal right, power and authority to enter into this Agreement. Such VTI Shareholder owns beneficially (subject only to any community property interest of such shareholder's spouse) and of record the shares of VTI Common Stock set forth opposite such VTI Shareholder's name on Schedule 1.01(a)(ii) and such shares of VTI Common Stock, together with the other shares of VTI Common Stock set forth on Schedule 1.01(a)(ii), constitute all of the outstanding shares of capital stock of VTI, and such shares of VTI Common Stock owned by such VTI Shareholder shall be, as of the Closing Date, owned free and clear of all liens other than standard state and federal securities laws private offering restrictions.

     2.34 NO DISPOSAL OF SHARES. Such VTI Shareholder represents that there is no current plan or intention by such VTI Shareholder to sell, exchange or otherwise dispose of any of the shares of Edge Common Stock received by such VTI Shareholder in the Merger as of the Effective Time of the Merger. Shares of VTI Common Stock and shares of Edge Common Stock held by the VTI Shareholder and otherwise sold, redeemed, or disposed of prior to or subsequent to the Closing Date will be considered in making this representation.

                           ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF EDGE TECHNOLOGY GROUP, INC.

          Edge hereby represents and warrants that, except as set forth in the Schedules provided by Edge attached to this
Agreement:

     3.01 ORGANIZATION AND GOOD STANDING. Edge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Edge is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Edge, its assets, properties or financial condition.

     3.02 POWER, AUTHORIZATION AND VALIDITY.

          (a) Edge has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Edge is or will be a party as contemplated by this Agreement (the "Edge Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Edge Ancillary Agreements have been duly and validly approved by the Edge Board of Directors as required by applicable law.

          (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable Edge to enter into, and to perform its obligations under, this Agreement and the Edge Ancillary Agreements, except for (i) the filing of the Plan of Merger with the Secretary of State of the State of Texas (which filing has been authorized by all necessary corporate action) and (ii) consents disclosed in Schedule 4.02(b).

          (c) This Agreement and the Edge Ancillary Agreements are, or when executed and delivered by Edge will be, valid and binding obligations of Edge, enforceable against Edge in accordance with their respective terms, except as to the effect, if any, of:

               (i) Applicable bankruptcy and other similar laws affecting the rights of creditors generally,

               (ii) Rules of law governing specific performance,
                    injunctive relief and other equitable
                    remedies; and

               (iii)Any rights to indemnification being limited
                    under applicable securities laws;

     provided, however, that the Edge Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

                           ARTICLE IV
                         CLOSING MATTERS

     4.01 THE CLOSING. The closing of this Agreement and the transactions contemplated hereunder (the "Closing") shall take place contemporaneously with the execution hereof and on the date hereof (the "Closing Date") but for all purposes shall be deemed to occur as of the close of business on the Closing Date. Prior to or concurrently with the Closing, the Plan of Merger and such other documents as may be required to effectuate the Merger will be filed in the office of the Secretary of State of the State of Texas, and the Merger will become effective at the Effective Time.

     4.02 EXCHANGE OF CERTIFICATES. As of the Effective Time, all shares of VTI Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and each share of VTI Common Stock will be converted into the right to receive from Edge that portion of the Cash Merger Consideration, subject to the withholding provisions of Section 1.03, that each such share bears to the total of all shares of VTI Common Stock issued and outstanding as of the Effective Time (the "Pro Rata Portion").

     4.03 ADDITIONAL EDGE DELIVERIES. In addition to the foregoing, Edge shall deliver a portion of the Debt Repayment Consideration in the form of tendering payment in the amounts indicated and to the parties indicated on Schedule 4.3.

     4.04 ADDITIONAL VTI DELIVERIES. In addition to the foregoing, the VTI shall make the following deliveries to Edge on or before the Closing Date:

          (a) VTI and the VTI Shareholders shall deliver evidence of the termination of any and all agreements among the VTI Shareholders and/or VTI, including, but not limited to that certain shareholders agreement dated November 20, 2001 by and among VTI and the VTI Shareholders.

          (b) VTI shall obtain from each of the parties identified on Schedule 4.4(b) written releases in connection with the repayment of the amounts due and owing such party and paid by Edge as part of the Debt Repayment Consideration, including releases of all guarantees, and, stock pledges and any and all other security interests against the repayment of the debt identified on Schedule 4.4(b).

          (c) VTI shall deliver employment agreements, in the form provided by the Surviving Corporation, executed by each of the individuals set forth on Schedule 2.15(f)-2 securing their employment with the Surviving Corporation.

                            ARTICLE V
        SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND
                 REMEDIES, CONTINUING COVENANTS

     5.01 SURVIVAL OF REPRESENTATIONS.

          (a) VTI's Representations. All representations and warranties of VTI contained in Articles II and III of this Agreement (other than the representations and warranties contained in Section 2.03) (the "General Representations") will remain operative and in full force and effect (but only as of the Closing Date) for a period of two (2) years and one day after the Closing Date, regardless of any investigation made by or on behalf of the parties to this Agreement. The representations and warranties contained in
     Section 2.03 (the "Special Representations") will remain operative and in full force and effect (but only as of the Closing Date) for a period of five (5) years and one day after the Closing Date (such time period to be referred to hereafter as the "Post-Closing Period"), regardless of any investigation made by or on behalf of the parties to this Agreement. Notwithstanding the preceding provisions of this
     Section 5.01(a), any act or omission constituting fraud shall have no limit as to time.

          (b) EDGE'S REPRESENTATIONS. All representations and warranties of Edge contained in Article IV of this Agreement will remain operative and in full force and effect (but only as of the Closing Date) for a period of two (2) years and one day after the Closing Date, regardless of any investigation made by or on behalf of the parties to this Agreement other than any act or omission constituting fraud, which shall have no limitation as to time.

     5.02 VTI AGREEMENT TO INDEMNIFY.

          (a) The VTI Shareholders Indemnity. Subject to the limitations set forth in Section 5.02(b), the VTI Shareholders will indemnify and hold harmless Edge and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Edge (hereinafter in this Section 5.02 referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by VTI and/or the VTI Shareholders in this Agreement or any certificate, document or instrument delivered by or on behalf of VTI and/or by the VTI Shareholders pursuant hereto (hereafter in this Section 5.02 referred to as the "Edge Damages").

          (b) Withheld Merger Consideration. Except for the Adjustment Amounts set forth in Section 1.03 above, Indemnified Persons shall make no deductions in the Withheld Merger Consideration and shall have no claims against the VTI Shareholders unless and until the Edge Damages exceed $10,000, (the "Threshold Amount"), at which point the Indemnified Persons shall be entitled to indemnification for all claims, including those within the Threshold Amount. In seeking indemnification for Edge Damages under this Section 5.02 following the Closing, the Indemnified Persons shall be entitled to, including, without limitation, available amounts of the Withheld Merger Consideration and all other remedies available at law or in equity.

          (c) R. Jeffrey Ireland shall act as the representative of the VTI Shareholders for purposes of Sections 5.02 and
     5.03 of this Agreement (the "Claims Representative"), and is duly authorized to be such Claims Representative and may bind the VTI Shareholders. Promptly after the receipt by Edge of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 5.02, Edge will give the Claims Representative written notice of such claim, damage, legal action or proceeding (for purposes of this Section 5.02, a "Claim") in accordance with Section 5.02 of this Agreement. Within seven days of delivery of such written notice, the Claims Representative may, with Edge's written consent, which shall not be unreasonably withheld, at the expense of the VTI Shareholders, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If the Claims Representative makes the foregoing election, then the Claims Representative will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify Edge of the progress of any such Claim, will permit Edge, at its expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of Edge, for the same counsel to represent both Edge and the VTI Shareholders in the resolution of such Claim, then Edge may retain separate counsel, the fees and expenses of which shall not be borne by Edge but shall instead be borne by the VTI Shareholders) and will provide Edge with reasonable access to all relevant information and documents relating to the Claim and the Claims Representative's prosecution or defense thereof. If the Claims Representative does not make such election, then Edge shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify the Claims Representative of the progress of any such Claim, and will permit the Claims Representative, at the expense of the VTI Shareholders (which expense shall be paid for from sources other than the Withheld Merger Consideration), to participate in such prosecution or defense and will provide the Claims Representative with reasonable access to all relevant information and documents relating to the Claim and Edge's prosecution or defense thereof. In either case, the party not in control of a Claim will fully cooperate, and will cause its counsel, if any, to fully cooperate, with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Edge (if the Claims Representative defends the Claim) or the Claims Representative (if Edge defends the Claim), such consent not to be unreasonably withheld.

          (d)  Any written notice of a Claim required under this
     Section 5.02 (for purposes of this Section 5.02, a "Notice of Claim") will be in writing and will contain the following information to the extent reasonably available to Edge:

               (i) Edge's good faith estimate of the reasonably foreseeable maximum amount of the alleged Edge Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against Edge or VTI); and

               (ii) A brief description in reasonable detail of
                    the facts, circumstances or events giving rise to the alleged Edge Damages based on Edge's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Edge) and copies of any formal demand or complaint.

          (e) For purposes of Sections 5.02 and 5.03, the VTI Shareholders hereby consent to the appointment of the Claims Representative, as representative of the VTI Shareholders, and as the attorney-in-fact for and on behalf of each VTI Shareholder, and, subject to the express limitation set forth below, the taking by the Claims Representative of any and all actions and the making of any decisions required or permitted to be taken by the Claims Representative under Sections 5.02 and 5.03, including, without limitation, the exercise of the power to:

               (i)  Agree to Edge's deductions against the
                    Withheld Merger Consideration, or any portion thereof, in satisfaction of any Claims (for purposes of this Section 5.02, the term "Claims" is as defined in Sections 5.02 and 5.03);

               (ii) Agree to, negotiate, enter into settlements
                    and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Claims;

               (iii)Resolve any Claims; and

               (iv) Take all actions necessary in the judgment of
                    the Claims Representative for the
                    accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.

          (f) The Claims Representative will have unlimited authority and power to act on behalf of each VTI Shareholder with respect to Sections 5.02 and 5.03 and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement so long as all VTI Shareholders are treated in the same manner. The VTI Shareholders will be bound by all actions taken by the Claims Representative in connection with Sections 5.02 and 5.03, and Edge will be entitled to rely on any action or decision of the Claims Representative. In performing the functions specified in Sections 5.02 and 5.03, the Claims Representative will not be liable to the VTI Shareholders in the absence of gross negligence or willful misconduct. R. Jeffrey Ireland hereby accepts the position of Representative subject to the right to resign as set forth below. The Claims Representative may resign from such position, effective upon a new representative being appointed in writing by VTI Shareholders who beneficially own a majority of the withheld portion of the VTI Common Stock. The Claims Representative will not be entitled to receive any compensation from Edge or the VTI Shareholders in connection with this Agreement. Each VTI Shareholder will pay to the Claims Representative his or her Pro Rata Portion of any out-of-pocket costs and expenses reasonably incurred by the Claims Representative in connection with actions taken pursuant to the terms of Sections 5.02 and 5.03, and such amounts shall not be deducted against the Withheld Merger Consideration.

     5.03 EDGE AGREEMENT TO INDEMNIFY.

          (a) Edge Indemnity. Subject to the limitations set forth in Section 5.03(b), Edge will indemnify and hold harmless the VTI Shareholders (hereinafter in this Section 5.03 referred to individually as an "Edge Indemnified Person" and collectively as "Edge Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings known to any VTI Shareholder at the time of making of claim hereunder, arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Edge in this Agreement or any certificate, document or instrument delivered by or on behalf of Edge pursuant hereto (hereafter in this Section 5.03 referred to as "VTI Damages").

          (b)  Edge Indemnification Limitations. The
     indemnification provided for in Section 5.02(b) will not apply unless and until the aggregate VTI Damages for which one or more Edge Indemnified Persons seeks indemnification under Section 5.03(a) exceeds $10,000 (the "Threshold Amount"), in which event the indemnification provided for in
     Section 5.03(a) will include all VTI Damages, including those within the Threshold Amount.. The provisions of this
     Section 5.03 shall not preclude the exercise by any Edge Indemnified Person of any and all other remedies available at law or in equity.

          (c) Process. Promptly after the receipt by any VTI Shareholder of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 5.03, such VTI Shareholder will give Edge written notice of such claim, damage, legal action or proceeding (for purposes of this Section 5.03, a "Claim") in accordance with this Section 5.03. Within seven days of delivery of such written notice, Edge may, with such VTI Shareholder's written consent, which shall not be unreasonably withheld, at the expense of Edge, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If Edge makes the foregoing election, then Edge will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify such VTI Shareholder of the progress of any such Claim, will permit such VTI Shareholder, at its expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of such VTI

     Shareholder, for the same counsel to represent both such VTI Shareholder and Edge in the resolution of such Claim, then such VTI Shareholder may retain separate counsel, and the fees and expenses of one such counsel for all applicable VTI Shareholders shall be borne by Edge rather than by any such VTI Shareholder) and will provide such VTI Shareholder with reasonable access to all relevant information and documents relating to the Claim and Edge's prosecution or defense thereof. If Edge does not make such election, then such VTI Shareholder shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify Edge of the progress of any such Claim, and will permit Edge, at the expense of Edge, to participate in such prosecution or defense and will provide Edge with reasonable access to all relevant information and documents relating to the Claim and such VTI Shareholder's prosecution or defense thereof. In either case, the party not in control of a Claim will fully cooperate with, and will cause its counsel, if any, to fully cooperate with, the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either such VTI Shareholder (if Edge defends the Claim) or Edge (if such VTI Shareholder defends the Claim), such consent not to be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 5.03(c), if two or more VTI Shareholders deliver, whether separately or together, a Claim to Edge arising from or relating to the same or a reasonably similar matter, then the Claims Representative shall act on behalf of each such VTI Shareholder bringing such a Claim for purposes of this
     Section 5.03.

          (d) Notice. Any written notice of a Claim required under this Section 5.03 (for purposes of this Section 5.03, a "Notice of Claim") will be in writing and will contain the following information to the extent reasonably available to such VTI Shareholder:

               (i) Such VTI Shareholder's good faith estimate of the reasonably foreseeable maximum amount of the alleged VTI Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against such VTI Shareholder); and

               (ii) A brief description in reasonable detail of
                    the facts, circumstances or events giving rise to the alleged VTI Damages based on such VTI Shareholder's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to such VTI Shareholder) and copies of any formal demand or complaint.

     5.04 CERTAIN AGREEMENTS. The VTI Shareholders will use all reasonable efforts to cause all present employees of VTI to execute Edge's forms of assignments of copyright and other intellectual property rights, noncompetition and trade secret agreements and confidentiality agreements.

     5.05 Regulatory Approvals by VTI Shareholders. The VTI Shareholders will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Edge may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. The VTI Shareholders will use all reasonable efforts to obtain or assist Edge in obtaining all such authorizations, approvals and consents.

     5.06 REGULATORY APPROVALS BY EDGE. Edge will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which VTI may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Edge will use all reasonable efforts to obtain or assist VTI in obtaining all such authorizations, approvals and consents.

     5.07 NON-DISCLOSURE OF VTI PROPRIETARY INFORMATION.

          (a) Each of the VTI Shareholders, by virtue of his involvement with and ownership of VTI, had and may continue to have access, to confidential, proprietary, and highly sensitive information relating to the business of VTI and which is a competitive asset of VTI (the "VTI Proprietary Information"). The VTI Proprietary Information sought to be protected includes, without limitation, information pertaining to:

               (i) The identities of customers and clients with which or whom VTI does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions;

               (ii) The past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client;

               (iii) The volume of business and the nature of
                     the business relationship between VTI and its customers and clients;

               (iv) The business plans and strategy of VTI, including customer or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes;

               (v) Information regarding the employees of VTI, including their identities, skills, talents, knowledge, experience, and compensation;

               (vi)  The financial results and business
                     condition of VTI;

               (vii) Computer programs and software developed by
                     VTI and tailored to its needs by its
                     employees, independent contractors,
                     consultants or vendors;

               (viii)Information relating to the VTI' engineers,
                     designers, contractors, or persons likely to become engineers, designers, or contractors;

               (ix) Any past, present or future merchandise or supply sources; and

               (x)   System designs, procedure manuals,
                     automated data programs, reports and
                     personnel procedures.

          (b) In light of the foregoing, and in connection with and in consideration for the Merger Consideration to be received pursuant to the terms of this Agreement, each VTI Shareholder hereby agrees that for the duration of the Post-Closing Period such VTI Shareholder will not use, publish, disclose or divulge, directly or indirectly, at any time, any VTI Proprietary Information for his own benefit or for the benefit of any person, entity, or corporation other than VTI, to any person who is not a current employee of VTI, without the express, written consent of Edge. To the extent that any VTI Shareholder has obligations similar to those outlined in this Section 6.07 in any other agreement with Edge and/or the Successor Corporation, including, without limitation, any employment agreement, then the terms of this
     Section 6.07 shall control the scope and duration of such obligations.

     5.08 NON-COMPETITION. In connection with and in consideration for the Merger Consideration to be received pursuant to the terms of this Agreement, each of Ireland and Seleny hereby agrees that for the duration of the Post-Closing Period such VTI Shareholder will not, without the prior written consent of Edge, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity engage in any business or activity within a 100 mile radius of the municipal boundaries of Dallas, Texas if such business or activity relates to the business of, or involves the provision of services or products which directly or indirectly competes with the business of, VTI, as now conducted or as may be conducted during the Post-Closing Period, including any judicial extensions of the restrictions set forth in this Section 5.08. To the extent that any VTI Shareholder has obligations similar to those outlined in this Section 5.08 in any other agreement with Edge and/or the Successor Corporation (including, without limitation, any employment agreement) then the terms of this
Section 5.08 shall control the scope and duration of such obligations.

     5.09 NON-SOLICITATION  OF  EMPLOYEES AND  CONSULTANTS;  NON-
          SOLICITATION OF CLIENTS.

          (a) In connection with and in consideration for the Merger Consideration to be received pursuant to the terms of this Agreement, each VTI Shareholder hereby agrees that for the duration of the Post-Closing Period such VTI Shareholder will not, without the prior written consent of Edge, recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any employees or consultants employed by or associated with VTI, nor shall he contact or communicate with any employees or consultants of VTI for the purpose of inducing employees or consultants to terminate their employment or association with VTI. For purposes of this covenant, "employees or consultants" shall refer to permanent employees, temporary employees, or consultants who were employed by, doing business with, or associated with VTI within six (6) months of the time of the attempted recruiting, hiring or solicitation.

          (b) In connection with and in consideration for the Merger Consideration to be received pursuant to the terms of this Agreement, each VTI Shareholder hereby agrees that for the duration of the Post-Closing Period such VTI Shareholder will not, without the prior written consent of Edge, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, directly or indirectly contact and/or solicit for the purpose of diverting the business or patronage of any person, association, corporation, or other business organization or entity with whom or which either Edge, VTI, and/or the Successor Corporation had a business relationship, including, without limitation a customer, client, supplier, or vendor relationship, within the period six months before the Closing Date or will have during the Post-Closing Period.

          (c) To the extent that any VTI Shareholder has obligations similar to those outlined in this Section 5.09 in any other agreement with Edge and/or the Successor
     Corporation (including, without limitation, any employment agreement) then the terms of this Section 5.09 shall control the scope and duration of such obligations.

                           ARTICLE VI
                          MISCELLANEOUS

     6.01 GOVERNING LAW; SPECIFIC PERFORMANCE; DISPUTE RESOLUTION. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments and other remedies at law would be inadequate in the case of any breach of the covenants contained herein and each party agrees that any other party shall be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants. Any dispute hereunder ("Dispute") shall be settled by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

          (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

          (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

          (c) Payment of Costs. Edge and the VTI Shareholders will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

          (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

          (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

          (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

          (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

     6.02 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     6.03 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

     6.04 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

     6.05 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     6.06 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default of any succeeding breach or default. This Agreement may be amended by the parties at any time.

     6.07 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

     6.08 EXPENSES. Unless otherwise provided in the Agreement, each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that (a) the audit of VTI conducted by Grant Thornton, LLP will be paid by VTI prior to the Closing, of which Edge shall have contributed fifty percent (50%) of the retainer, and (b) VTI will not incur, for its own account, in connection with the Merger and the related transactions contemplated hereby, expenses for fees and expenses of lawyers, accountants and other professionals, including payment of the Grant Thornton, LLP audit, in excess of $17,000, unless any such excess amount of fees or expenses (the "Excess Professional Service

Fees" either (x) paid by the VTI Shareholders on or before the Closing Date, in which case proof of such payment shall be provided at Closing or (y) deducted from the Withheld Merger
Consideration.

     6.09 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile, mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                    (i)  If to Edge :

                         Edge Technology Group, Inc.
                         6611 Hillcrest, No. 223
                         Dallas, Texas 75205
                         Attention:  Graham C. Beachum II

                         with a copy, which shall not constitute
                         notice, to:

                         Arter & Hadden LLP
                         1717 Main Street, Suite 4100
                         Dallas, Texas 75201
                         Attention:  Victor B. Zanetti, Esq.
                         Phone:  (214) 761-4475
                         Fax:  (214) 741-7139

                    (ii) If to VTI or the VTI Shareholders:

                         Virtually There, Inc.
                         513 Main Street
                         Fort Worth, Texas 76102
                         Attention: R. Jeffrey Ireland
                         Phone: (817) 332-8282
                         Fax: (817)332-8244
                         with a copy, which shall not constitute
                         notice, to:

                         Broude, Smith & Jennings, P.C.
                         309 West Seventh Street, Suite 110
                         Fort Worth, Texas 76102
                         Attention: John Broude
                         Phone: (817) 335-1615
                         Fax: (817) 335-1603
                         Email: jsb@bsjpc.com


or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 6.09.

     6.10 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit refers to a section in, or a schedule or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. References in this Agreement to the knowledge of VTI (or similar phrases) refer to the actual knowledge of any one or more of the officers and directors of VTI and any of the VTI Shareholders, each after due inquiry of its internal records or publicly available information; references in this Agreement to the knowledge of Edge (or similar phrases) refer to the actual knowledge of Graham C. Beachum, II, President and Chief Executive Officer, or David N. Pilotte, Executive Vice President and Chief Financial Officer, after due inquiry of its internal records or publicly available information.

     6.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership among the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 6.11.

     6.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

     6.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely among the parties to this Agreement.

     6.14 PUBLIC ANNOUNCEMENT. Edge and VTI will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement; provided, however, that Edge may make such press releases or other public filings or announcements without the approval of the other parties hereto upon the determination of Edge's counsel that such action is necessary to comply with any relevant laws related thereto.

     6.15 CONFIDENTIALITY.

          (a) Except as expressly authorized by Edge in writing, VTI and each VTI Shareholder will not directly or indirectly divulge to any person or entity or use any Edge Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "Edge Confidential Information" consists of:

               (i)    Any information designated by Edge as
                      confidential whether developed by Edge or disclosed to Edge by a third party;

               (ii) The source code to any Edge software, and any trade secrets relating to any of the foregoing; and

               (iii) Any information relating to Edge's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how.

          (b) Neither Edge nor VTI shall divulge the terms and conditions of this Agreement, except as disclosed in accordance with Section 6.14.

          (c)  The foregoing restriction will apply to
     information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that:

               (i)    Has become publicly known through no
                      wrongful act of the receiving party;

               (ii) Has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction;

               (iii) Has been approved or released by written authorization of the party which is the owner, creator or compiler; or

               (iv) Is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

     6.16 ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                     [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         EDGE TECHNOLOGY GROUP, INC.


                         By:   /s/. David N. Pilotte
                            -------------------------------
                         Name:     David N. Pilotte
                         Title:    Chief Financial Officer and
                         Secretary



                         VIRTUALLY THERE, INC


                         By: /s/ R. JEFFREY IRELAND
                            ------------------------------
                         Name:     R. Jeffrey Ireland
                         Title:   President


                         VT ACQUISITION CORP.


                         By:  /s/ DAVID N. PILOTTE
                            ------------------------------
                              David N. Pilotte
                              Vice President and Secretary


                         THE VIRTUALLY THERE SHAREHOLDERS:


                           /s/ R. JEFFREY IRELAND
                         ---------------------------
                         R. Jeffrey Ireland

                           /s/ ALEX D. SELENY
                         ---------------------------
                         Alex D. Seleny

                           /s/ STEPHEN DOOLEY
                         ---------------------------
                         Stephen Dooley

                         _/s/ KATHY GUTIERREZ__________
                         Kathy Gutierrez


















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